EXHIBIT 15.1

Report of Independent Registered Public Accounting Firm

Bristow Group Inc.
Houston, Texas

Re: Bristow Group Inc. Registration Statement Nos. 333-115473, 333-121207, 333-145178, 333-192182, and 333-212873 on Form S-8 and No. 333-206535 on Form S-3.
With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated August 3, 2017 related to our review of interim financial statements. Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

Houston, Texas
August 3, 2017